Cory Stewart and Darrell Van Amen Promoted to Executive Management

SEATTLE - July 27, 2012 - HomeStreet, Inc. (NASDAQ:HMST) (the “Company”) announced today that it will appoint Cory Stewart and Darrell van Amen to the executive management team, subject to regulatory approval and notice. Stewart will become the executive vice president and chief accounting officer, responsible for HomeStreet's accounting, finance, taxation and planning functions. Van Amen will become the executive vice president and chief investment officer, responsible for HomeStreet's investment portfolio, interest rate risk management and hedging, wholesale funding and single family mortgage secondary marketing functions.

“We have chosen to separate the traditional functions of the office of chief financial officer, assigning these responsibilities to the two executive positions of chief accounting officer and chief investment officer,” said Mark K. Mason, president and CEO. “We are extremely fortunate to have two very experienced and highly capable professionals who are ready to take on the additional responsibilities of these offices, and I am confident they will be successful.”

Stewart joined HomeStreet in March 2012 as senior vice president and corporate controller of the Company and as senior vice president of finance and accounting for the Company's wholly owned banking subsidiary, HomeStreet Bank (the “Bank”). He was previously a director of finance at Volt Information Sciences, Inc. from February 2009 to March 2012. Prior to that position, Stewart spent over seven years, from October 2001 to February 2009, in various finance, accounting and enterprise risk management roles at Washington Mutual, Inc. He is a licensed CPA in the state of Washington and a CFA charter holder since 2002 and graduated cum laude with a bachelor's degree in accounting and an MBA from the University of Utah. He currently serves as a board member of the Washington Chapter of Financial Executives International (FEI).

Van Amen joined HomeStreet in 2003 and currently serves as senior vice president and treasurer of the Company and senior vice president, asset/liability manager and treasurer of the Bank. Prior to joining HomeStreet, he served as the quantitative analytics manager for the Royal Bank of Canada, and as vice president and balance sheet manager at Old Kent Financial. He holds a bachelor's degree in economics from Weber State University and a master's degree in economics from Claremont Graduate University.

HomeStreet CEO Mark Mason will continue to act as interim CFO until regulatory approval of the two appointments has been received.

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Source: HomeStreet, Inc.

About HomeStreet, Inc.
HomeStreet, Inc. (NASDAQ:HMST) is a diversified financial services company headquartered in Seattle, Washington, and the bank holding company for HomeStreet Bank, a state-chartered, FDIC-insured savings bank. HomeStreet Bank offers consumer and business banking, investment and insurance products and services in Washington, Oregon, Idaho and Hawaii. http://ir.homestreet.com.

Contact:
HomeStreet, Inc.
Terri Silver, AVP, Investor Relations/Corporate Communications
206-389-6303
terri.silver@homestreet.com